Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
(303) 495-1210
Deborah.hileman@emsc.net

Emergency Medical Services Acquires Skyservice Air Ambulance

Greenwood Village, Colo. (February 2, 2009)—Emergency Medical Services Corporation (NYSE: EMS) (EMSC or The Company) today announced the acquisition by its American Medical Response subsidiary (AMR) of the air ambulance business of Skyservice Business Aviation Inc., which is a fixed-wing air ambulance operator based in Montreal, Canada, with operations in Quebec, Ontario and British Columbia. Founded in 1989, Skyservice Air Ambulance is a leading worldwide air ambulance service.

The purchase agreement was entered into on January 30, 2009, and the transaction is expected to close in 60-120 days, subject to customary closing conditions and Canadian regulatory approval. The acquisition is taking place through AMR’s wholly-owned subsidiary, American Medical Response of Canada Inc. The Company anticipates that the acquisition will contribute approximately $20 million in new annual net revenue.  At closing, Skyservice Business Aviation Inc. will also enter into an exclusive long term relationship with American Medical Response of Canada Inc.  with respect to air ambulance operations.

William A. Sanger, EMSC Chairman and Chief Executive Officer, said, “Consolidation in the fragmented fixed-wing air ambulance industry will position companies with a strong infrastructure to meet increasing demand for patient repatriation.  The Skyservice Air Ambulance business has significant market presence in Latin America and Europe, and combined with our existing service base at Air Ambulance Specialists, Inc., we will be better able to improve efficiencies through increased backhaul usage and scheduling efficiencies. We believe that the acquisition of the Skyservice Air Ambulance business further positions AMR as a worldwide leader of fixed-wing air ambulance services.”

Sam Cimone, Skyservice Business Aviation Inc. Vice President of Air Ambulance Operations, added, “We look forward to working within EMSC to expand air ambulance services in North America and internationally. Our companies’ respective footprints and core competencies complement one another well and afford opportunities for continued growth in a competitive market.”

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About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) (www.emsc.net) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department staffing and related management services. In 2007, EMSC provided services to 10.6 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado.

About American Medical Response

American Medical Response Inc., (www.amr.net) America’s leading provider of medical transportation, is locally operated in 39 states and the District of Columbia. More than 18,500 AMR paramedics, EMTs and other professionals transport more than four million patients nationwide each year in critical, emergency and non-emergency situations. Operating a fleet of approximately 4,500 vehicles, AMR is headquartered in Greenwood Village, CO.

Air Ambulance Specialists, Inc., (AASI) a wholly-owned subsidiary of AMR, arranges fixed wing domestic and international air ambulance transport services providing specialized medical care during transport.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

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